Exhibit 18

May 3, 2022

Board of Directors

PACCAR Inc

777 106th Avenue NE

Bellevue, WA 98004

Ladies and Gentlemen:

Note A of the Notes to the consolidated financial statements of PACCAR Inc, included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2022, describes a change in the method of accounting for inventory valuation from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for certain inventories. There are no authoritative criteria for determining a ‘preferable’ inventory method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2021, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

 /s/ Ernst & Young LLP

Seattle, Washington